Exhibit 99.1

                                                                           NEWS
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KeySpan Corporation                                       For Immediate Release


Contacts:   Investors                                     Media Relations
            George Laskaris                               Ed Yutkowitz
            718.403.2526                                  718.403.2523


                  KeySpan Announces Strong 1st Quarter Results
                     Core Earnings 7% Ahead of Last Year and
                        8% Ahead of Wall Street Consensus

Brooklyn, New York, April 29, 2005 - KeySpan Corporation (NYSE: KSE) announced consolidated GAAP earnings from continuing operations, less preferred stock dividends, of $234.4 million or $1.45 per share for the first quarter of 2005, as compared to $246.2 million or $1.54 per share for the same period last year. Core earnings were $1.49 per share for 2005, compared to $1.39 per share for 2004, an increase of 7% year over year, after excluding the two items discussed below. This was also 8% ahead of Wall Street consensus. 2005 results include a special item charge of $0.04 per share associated with the premiums paid to redeem $500 million of outstanding bonds in January of this year. The first quarter 2004 results include earnings of $0.15 per share from non-core investments in E&P and gas processing, which were sold later in that year.

"I am delighted with the first quarter results, which are primarily due to the excellent performance of our core gas and electric businesses. These results reflect the growth of these businesses, despite weather that was warmer than last year," said Robert B. Catell, Chairman and Chief Executive Officer. "Customer growth in the gas business is ahead of plan, and we are on track to achieve close to $50 million in new gross profit margin this year. Our gas distribution system performed reliably during the extremely cold weather experienced in January, when record gas sendouts were set in New York. The new 250 MW combined cycle unit at the Ravenswood generating station contributed to the performance in the electric business. In addition, our financial position was strengthened by the bond redemption completed this quarter, resulting in

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lower interest expense and enhancing our capital structure. With the sale of the
Premier pipeline in Northern Ireland in March, we have now completed the sales of all our non-core assets."

Operating income was $438.7 million in the first quarter, up $22 million or 5% over 2004, excluding last year's contribution from The Houston Exploration Company (NYSE:THX) and KeySpan Canada (TSE:KEY.UN). The main driver of this increase was the gas distribution business, which benefited from new load growth and customer additions. The electric services segment improved due to the added capacity at the Ravenswood generating station that went into commercial operation in the second quarter of last year. The energy services segment was essentially flat with last year, after excluding working capital writeoffs from 2004.

Segment Highlights Results from continuing operations in 2005 and 2004 are reported on an Operating Income basis as follows:


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      Operating Income / (Loss) [$ millions]           1st Quarter 2005             1st Quarter 2004
      --------------------------------------           ----------------             ----------------
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

Gas Distribution                                              391.9                         379.7
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Electric Services                                              51.0                          47.2
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Energy Investments
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     Houston Exploration                                          -                          62.1
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     Other Energy Investments                                   6.4                          12.9
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   Subtotal Energy Investments                                  6.4                          75.0
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Energy Services                                                (2.8)                        (17.5)
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Total Operating Segments                                      446.5                         484.4
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Other                                                          (7.8)                          3.2
                                                              ------                        -----
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Total Operating Income from Continuing Operations             438.7                         487.6
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Total Operating Income from Continuing Operations
excluding Houston Exploration and KeySpan Canada              438.7                         416.9
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

Notes:

     - Operating Income in the Energy Investments segment for 2004 reflects 100% of KeySpan's interest in Houston Exploration for the three months ended March 31, as compared to 0% in 2005.

     - Operating Income in the Energy Investments segment for 2004 reflects 100% of KeySpan's interest in KeySpan Canada for the three months ended March 31, as compared to 0% in 2005.

     - Operating Income in the Energy Investments segment for 2004 includes a contribution of $8.6 million from KeySpan Canada, in addition to equity income from other investments.

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Key Operating Income Drivers by Segment

o Our Gas Distribution segment, which serves New York City, Long Island and New England, reported operating income of $392 million, an increase of $12 million or 3% over the same period last year. These results benefited from higher net revenues of $21 million, primarily from new customer additions and oil-to-gas conversions, as well as higher sales in the large volume heating market. During the quarter, KeySpan completed more than 8,400 gas installations, which should add approximately $9.3 million in new gross profit margin. Compared to last year, weather was approximately 5% warmer in New York and 2% warmer in New England. The positive results were offset by an increase in operating expenses of approximately $9 million, primarily attributable to a larger provision for uncollectible accounts driven by higher gas prices and higher depreciation expense resulting from the ongoing investment in the gas distribution system.

o The Electric Services segment reported operating income of $51 million for the first quarter, which was $4 million or 8% higher than the same period last year, reflecting higher net revenue due to the addition of the new Ravenswood generating unit and earned LIPA incentives. This segment owns and operates generation in the New York City and Long Island "load pockets" and manages the Long Island Power Authority's transmission and distribution system under long-term contracts. These excellent results were partially offset by an increase in operating expenses associated with the operating lease costs for the Ravenswood expansion and seasonal maintenance expenses necessary to have the plants ready for the summer season.

o The Energy Investments segment reported operating income for 2005 of $6 million, compared to $75 million in 2004. This segment includes the Company's Seneca Upshur gas exploration and production operations, as well as certain other domestic energy related investments. The 2004 results included the Company's ownership interest in Houston Exploration and KeySpan Canada. Excluding the results of the operations of these two divestitures, which occurred in 2004, operating income of $6.4 million increased $2 million, primarily associated with the new Seneca Upshur subsidiary, acquired last June.

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o    The Energy  Services  segment  reported a seasonal  operating  loss of $2.8 million for the first quarter, as compared to a loss of $17.5 million incurred last year. This segment includes companies that provide energy related services to homes and businesses in the New York City and Boston metropolitan areas. After adjusting 2004 results to reflect writedowns of $14 million for accounts receivable and inventory balances, this segment was essentially flat year over year. During the first quarter, KeySpan completed the divestiture of the mechanical contracting companies, and their results are now accounted for as discontinued operations.

Financial Update

The Company continued to strengthen its liquidity and financial position during the quarter, through redemptions of outstanding bonds using proceeds from the non-core assets sales completed during 2004. In the first quarter of 2005, the Company redeemed $500 million in outstanding bonds with a coupon of 6.15%, which strengthened the capital structure of the Company. Interest expense for the quarter decreased 29% as a result of a lower outstanding debt level of $3.9 billion, as compared to $5.5 billion for the same quarter last year.

During the quarter the Company also successfully completed the remarketing of the debt component of its $460 million MEDS Equity Units at 4.9%. Subsequently, the Company exchanged $300 million of 3-year 4.9% notes for 30-year 5.8% notes, capitalizing on the low interest rate environment and extending the maturity of its debt portfolio.

At the end of the first quarter, the Company's debt to total capitalization ratio on a GAAP basis was 51.4%, as compared to 57.4% at year-end.

The Company declared an increased quarterly common stock dividend of $0.455 per share, payable February 1, 2005, to shareholders of record as of January 12, 2005. This is the Company's 27th consecutive quarter of paying a dividend, building upon its long-standing commitment of dividend payments to its

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shareholders.  The new annual  dividend  rate of $1.82 per share is supported by the Company's strong cash flows and provides a yield to shareholders of 4.5% to 5%, as well as an excellent platform for future growth in the dividend.



2005 Earnings Outlook

KeySpan's 2005 earnings guidance remains at $2.30 to $2.40 per share, as announced in December 2004, excluding special items. This guidance includes the $0.10 per share dilutive effect anticipated with the conversion of the MEDS Equity Units in May 2005. The Company's earnings forecast may vary significantly during the year due to, among other things, changing energy market conditions and weather.

"As we enter the summer, we are well-prepared for the cooling season, with the annual maintenance of our generation units virtually completed. Our prudent hedging strategy for the electric business is in process, as we lock in spark spreads, reducing our exposure and risk to the short-term fluctuations of the energy markets," said Mr. Catell. "We continue to focus on executing our strategy to grow our core businesses. Our 2005 core earnings growth of 4% to 5% and our dividend of $1.82 per share, driven by our low risk business model, continue to underpin the sustainable value of KeySpan to our shareholders."

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Investors  are  invited to listen to the  KeySpan  Corporation  2005 1st Quarter
Earnings Conference Call on:

Friday, April 29, 2005, at 10:30 AM (EST)

Live Dial-In Number: 888-552-7850
International Dial Number: (706) 645-9166

Replay will begin two hours after completion of the call until 5/5/05 Replay
Number: 800-642-1687
International Replay Number: (706) 645-9291

Audio webcast available at http://investor.keyspanenergy.com

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts, and New Hampshire that serve 2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies that offer energy-related products, services, and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State, with approximately 6,650 megawatts of generating capacity that provides power to
1.1 million customers of the Long Island Power Authority (LIPA) on Long Island and supplies approximately 25 percent of New York City's capacity needs. KeySpan also operates LIPA's transmission and distribution system under contract to LIPA. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution, storage, and production. KeySpan has headquarters in Brooklyn, New England, and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.


Certain  statements  contained  herein  are  forward-looking  statements,  which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecasted or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of the carrying value of our investment in certain unregulated subsidiaries and natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.



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